Exhibit 4(f)

AMERICAN EXPRESS COMPANY

As Issuer

and

THE BANK OF NEW YORK MELLON

formerly known as The Bank of New York
As Trustee

FOURTH SUPPLEMENTAL INDENTURE

dated as of February 9, 2024

to

THE SUBORDINATED INDENTURE

dated as of August 1, 2007

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of February 9, 2024, between AMERICAN EXPRESS COMPANY, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”) having its principal office at 200 Vesey Street, New York, NY 10285, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called the “Trustee”) having its principal office at 240 Greenwich Street, 7E, New York, NY 10286.

WITNESSETH

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of August 1, 2007 (the “Original Indenture,”) and the Second Supplemental Indenture, dated as of May 26, 2022 (the “Second Supplemental Indenture,” and the Original Indenture, together with the Second Supplemental Indenture and this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s debentures, notes or other evidences of unsecured indebtedness to be issued in one or more series (the “Securities”) up to such principal amount or amounts as may from time to time be authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors.

WHEREAS, Section 11.01 of the Original Indenture provides that the Company, when authorized by or pursuant to the authority granted in a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may, without consent of Holders, enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee to add to, change or eliminate any of the provisions of the Indenture; provided, that any such addition, change or elimination shall not apply to any outstanding Security.

WHEREAS, this Fourth Supplemental Indenture will not apply to any outstanding Security because the amendments contained in this Fourth Supplemental Indenture will apply only to Securities of a series created pursuant to the Indenture on or after the date hereof.

WHEREAS, the Company desires, and has requested, the Trustee to join with it in entering into this Fourth Supplemental Indenture for the purpose of amending the Original Indenture in certain respects as permitted by Section 11.01 of the Original Indenture.

WHEREAS, the entry into this Fourth Supplemental Indenture, as required by Section 11.01 of the Original Indenture, has been authorized by a resolution of its Board of Directors.

WHEREAS, all actions required by the Company to be taken in order to make this Fourth Supplemental Indenture a valid and legally binding instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

Article 1
DEFINITIONS

Section 101. Relation to Original Indenture.

(a)            This Fourth Supplemental Indenture shall constitute an integral part of the Original Indenture.

Section 102. Definitions. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)            Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(b)            Terms defined both herein and in the Original Indenture shall have the meanings assigned to them herein.

Article 2
AMENDMENTS TO THE INDENTURE

For all Securities of a series created pursuant to the Original Indenture on or after the date hereof, the Original Indenture is hereby amended as follows:

Section 201. Amendments to Section 1.01. The following changes are made to Section 1.01 of the Original Indenture:

The definition of “Corporate Trust Office” is hereby deleted, amended and restated in its entirety to read as follows, and references in the Indenture to “Corporate Trust Office” shall mean Corporate Trust Office as such term is so amended:

““Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office of The Bank of New York, at the date of the execution of this Indenture, is located at 240 Greenwich Street, 7E, New York, NY 10286, Attn: Corporate Trust Administration.”

The following new term is hereby inserted immediately following the definition of “Corporation”:

““Covenant Default” means a default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty that has been included solely for the benefit of Securities of another series), and a continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.””

The following new term is hereby inserted immediately following the definition of “Foreign Currency”:

““GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.”

The definition of “Senior Indebtedness” is hereby deleted, amended and restated in its entirety to read as follows, and references in the Indenture to “Senior Indebtedness” shall mean Senior Indebtedness as such term is so amended:

“Senior Indebtedness”: See Section 13.01 hereof.

Section 202. Amendment to Section 3.05. The seventh paragraph of Section 3.05 of the Original Indenture is hereby deleted, amended and restated in its entirety to read as follows:

“As provided in Section 3.04 hereof, each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture. Notwithstanding the foregoing and except as otherwise specified as contemplated by Section 3.01, no Global Security shall be registered for transfer or exchange, or authenticated or delivered, pursuant to this Section 3.05 or Sections 3.06, 3.07, 4.07 or 11.07 in the name of a Person other than the Depositary for such Security or its nominee until (i) the Depositary with respect to a Global Security notifies the Company in writing that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation if required thereunder, and the Company does not appoint a successor Depositary within 90 days, (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable and exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities of such Series. Upon the occurrence in respect of any Global Security of any series of any one or more of the conditions specified in clauses (i), (ii) or (iii) of the preceding sentence or such other conditions as may be specified as contemplated by Section 3.01 for such series, the Company shall execute, and the Trustee upon receipt of a Company Order shall authenticate and deliver, without service charge, (i) to the Depositary or to each Person specified by such Depositary a new Security or Securities of the same series, of like tenor and terms in definitive form and of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Security, and (ii) to such Depositary a new Global Security of like tenor and terms and in a principal amount equal to the difference, if any, between the principal amount of the surrendered Global Security and the aggregate principal amount of Securities delivered pursuant to clause (i).”

Section 203. Amendment to Section 7.01. The definition of an “Event of Default” in Section 7.01 of the Original Indenture, as amended by the Second Supplemental Indenture, is hereby deleted, amended and restated in its entirety to read as follows, and references in the Indenture to an “Event of Default” or “Events of Default” shall mean an Event of Default or Events of Default as such term is so amended:

“Event of Default” whenever used herein with respect to Securities of any series means such events as may be established with respect to the Securities of such series as contemplated by Section 3.01 hereof and any one of the following events, continued for the period of time, if any, and after the giving of notice, if any, designated herein or therein, as the case may be, unless the same is either not applicable to such series or is deleted or modified pursuant to the authority granted in the applicable Board Resolution or in the supplemental indenture under which such series of Securities is issued, as the case may be, as contemplated by Section 3.01 hereof:

(a)            [Intentionally omitted];

(b)            [Intentionally omitted];

(c)            [Intentionally omitted];

(d)            [Intentionally omitted];

(e)            [Intentionally omitted];

(f)            [Intentionally omitted];

(g)            the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(h)            any other Event of Default provided in or pursuant to the authority granted in the applicable Board Resolution or in the supplemental indenture under which such series of Securities is issued, as the case may be, as contemplated by Section 3.01 hereof.”

Section 204. Amendment to Section 7.07. Section 7.07 of the Original Indenture is hereby deleted, amended and restated in its entirety to read as follows:

“No Holder of any Security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee (or other similar official), or for any other remedy hereunder, unless:

1)	an Event of Default or Covenant Default with respect to such series of Securities shall have occurred and be continuing and such Holder previously shall have given to the Trustee for the Securities of such affected series written notice of the occurrence and continuance thereof;

2)	the Holders of not less than a majority in principal amount of the Outstanding Securities of such affected series shall have made written request to such Trustee to institute proceedings in respect of such Event of Default or Covenant Default in its own name as Trustee hereunder;

3)	such Holder or Holders have offered to such Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

4)	such Trustee for 90 days after receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

5)	no direction inconsistent with such written request has been given to such Trustee during such 90-day period by the Holders of a majority in principal amount of the Outstanding Securities of such affected series;

it being understood and intended that no one or more Holders of Securities of such affected series shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Securities of such affected series, or to obtain or to seek to obtain priority or preference over any other such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of the Securities of such affected series. Other than as provided in Section 7.08 hereof, only the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Securities of such affected series may institute a proceeding against the Company on account of any Covenant Default. Notwithstanding the foregoing, Holders shall have an absolute right to receive payment of the principal of, and interest on, their Securities of any series when due, and to institute suit to enforce any such payment.”

Section 205. Amendment to Section 8.02. Section 8.02 of the Original Indenture is hereby deleted, amended and restated in its entirety to read as follows:

“Within 90 days after the occurrence of any default hereunder with respect to the Securities of any series which is known to a Responsible Officer of the Trustee or of which such Trustee has been given written notice, the Trustee shall transmit to all Holders of the Securities of such series, as their names and addresses appear in the Securities Register, notice of such default hereunder with respect to such series known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any Security of such series, or in the payment of any redemption payment, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of such Holders.”

Section 206. Amendment to Section 13.01. Section 13.01 of the Original Indenture is hereby amended and supplemented by the addition of the following language following the first paragraph thereof:

““Senior Indebtedness” means the principal of and interest on:

(a)            all indebtedness of the Company, whether outstanding on the date of issuance of the Securities of any series issued pursuant to this Indenture or thereafter created, incurred or assumed, which is for money borrowed or which is evidenced by a note, bond, indenture or similar instrument;

(b)            all obligations of the Company under leases required or permitted to be capitalized under GAAP;

(c)            all of the Company’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

(d)            all obligations of the types referred to in clauses (a), (b) or (c) above of another person, the payment of which the Company is responsible or liable as guarantor or otherwise;

(e)            any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

(f)            all obligations of the types referred to in clauses (a) through (e) above of another person secured by any lien on any property or assets of the Company (whether or not that obligation has been assumed by the Company); and

(g)            amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness, or any extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business, (ii) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Securities, (iii) obligations by the Company owed to its Subsidiaries and (iv) any series of Securities created pursuant to the Indenture.”

Section 207. Amendment to Section 13.02(a). Section 13.02(a) of the Original Indenture is hereby deleted, amended and restated in its entirety to read as follows:

“Upon (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (iii) any assignment by the Company for the benefit of creditors; or (iv) any other marshalling of the assets of the Company, all principal, premium, if any, and interest, if any, due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Securities would be entitled, except for the provisions hereof, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions hereof upon the Senior Indebtedness and the holders thereof with respect to the Securities and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full in money or money’s worth in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Securities. The consolidation of the Company with, or a merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in Section 10.01 hereof shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 13.02(a).”

Section 208. Amendment to Section 13.02(b). Section 13.02(b) of the Original Indenture is hereby deleted, amended and restated in its entirety to read as follows:

“In the event that any payment or distribution of assets of the Company of any kind or character not permitted by Section 13.02(a), whether in cash, property or securities, shall be received by the Trustee for, or the Holders of, the Securities before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, at a time when a responsible officer of the Trustee or such Holder has actual knowledge that such payment should not have been made to it, such payment or distribution shall be held in trust for the benefit of, and, upon written request, shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the Trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.”

Section 209. Amendment to Section 13.02(c). The second sentence of Section 13.02(c) of the Original Indenture is hereby deleted, amended and restated in its entirety to read as follows:

“No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Securities or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Securities, if, at the time of such payment or immediately after giving effect thereto, (i) the Company defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Securities cease) is given to the Company by the holders of Senior Indebtedness, and such event of default shall not have been cured or waived or shall not have ceased to exist.”

Section 210. Amendment to Section 13.03. Section 13.03 of the Original Indenture is supplemented by adding the following paragraph following the last paragraph:

“In matters between Holders of the Securities and any other type of the Company’s creditors, any payments that would otherwise be paid to holders of Senior Indebtedness and that are made to Holders of the Securities because of such subrogation will be deemed a payment by the Company on account of Senior Indebtedness and not on account of the Securities.”

Article 3
MISCELLANeOUS

Section 301. Effect of Fourth Supplemental Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture by each of the Company and the Trustee, the Original Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes.

Section 302. Confirmation of Indenture. The Original Indenture, as supplemented and amended by the Second Supplemental Indenture and by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture, the Second Supplemental Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. This Fourth Supplemental Indenture constitutes an integral part of the Indenture. In the event of a conflict between the terms and conditions of the Original Indenture or the Second Supplemental Indenture and the terms and conditions of this Fourth Supplemental Indenture, the terms and conditions of this Fourth Supplemental Indenture shall prevail.

Section 303. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 304. Separability. In case any provision contained in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 305. Effect of Headings. The titles and headings of the articles and sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 306. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Each party agrees that this Fourth Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Fourth Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 307. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN EXPRESS COMPANY
as Issuer

By:	/s/ Kerri Bernstein
Name: Kerri Bernstein
Title: Treasurer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page for the Fourth Supplemental Indenture]